Exhibit 99.1

Investor Contact:	Michael E. Conley (972) 443-6557
Media Contact:	Lars Rosene (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Files 2005 Form 10-K;
Reports Sharply Improved Segment Performance In 2005

DALLAS — June 30, 2006 — Flowserve Corp. (NYSE: FLS) today filed its 2005 Form 10-K Annual Report with the Securities and Exchange Commission and announced financial results for 2005, including significantly improved operating segment results in bookings, sales, gross margin and operating income.
(All comparisons in this news release are versus 2004)
Announcement Highlights:
•	2005 Form 10-K Filed with the SEC
•	Record bookings of $3.02 billion, up 13 percent, excluding currency
•	Record sales of $2.70 billion, up 7 percent, excluding currency
•	Consolidated gross profit increased to $861 million, up 14 percent
•	Consolidated gross margin percentage improved to 32 percent, an increase of 190 basis points
•	Operating income from continuing operations of $190.1 million, up 18 percent
•	Earnings per diluted share from continuing operations of 82 cents, up 78 percent, despite being reduced by high professional fees and costs related to the successful $1 billion refinancing
•	Earnings per diluted share of 21 cents, including the $31.9 million loss from discontinued operations, which were divested in December 2005
•	Strong operating cash flow facilitated funding of $78 million repayment of debt and other financing obligations, a greater than required pension contribution and refinancing related costs

•	Net debt-to-capital ratio improved to 40.6 percent
•	Number of material weaknesses in internal controls fell significantly and is expected to be further reduced or eliminated in 2006
•	Expects to be current with all of its SEC financial report filings by Sept. 30, 2006
2005 Form 10-K Filed
Flowserve filed the 2005 Form 10-K annual report with the SEC. “We are pleased to complete our 2005 financial statements, close the 2005 audit, and file our Form 10-K as we continue to make good progress toward becoming current with all of our SEC quarterly and annual financial report filings,” said Flowserve President and Chief Executive officer Lewis M. Kling. “We continue to expect to file our 2005 Form 10-Qs this summer, and file our first and second quarter 2006 Form 10-Qs by the end of September to become current.”
2005 Financial Results
Bookings, including discontinued operations, were a record $3.02 billion, a 13 percent increase, excluding currency benefits of approximately $10 million. Year-end backlog, which excludes discontinued operations, was a record $994.1 million, a 27 percent increase, excluding negative currency effects of approximately $67 million. Sales, excluding discontinued operations, were $2.70 billion, a 7 percent increase, excluding currency benefits of approximately $8 million.
Gross profit from continuing operations increased 14 percent to $861.8 million. Gross profit margin percentage improved 190 basis points to 32.0 percent.

These increases primarily reflect cost savings resulting from the company’s operational excellence and ongoing continuous improvement initiatives, improved operating leverage, improved pricing discipline, increased sales and a lower charge for obsolete and slow moving inventory (OSMI).
“We are extremely pleased by the marked year-over-year improvements in our continuing business operations as we gain traction with our operational excellence initiatives. These initiatives combined with strategic sourcing programs have helped us offset raw material price increases,” said CEO Kling. “We are well positioned to continue to take advantage of the robust market environment.”
Selling, general and administrative expenses (SG&A) were $671.7 million, an increase of 12 percent, excluding currency effects of approximately $3 million. The increase is mainly due to increases in professional fees related to the 2004 restatement, including increases in audit fees and fees related to tax consulting, accounting and internal audit assistance; an increase in employee-related expenses, primarily as a result of non-recurring costs associated with management transition and severance expenses, including non-cash costs arising from modifications of stock options. These increases were partially offset by decreases in legal expenses and costs related to Sarbanes-Oxley compliance.

“Our 2005 results contain a significant amount of costs associated with the 2004 restatement and management transition. Now that these are behind us, and as we bring in-house more of our compliance efforts, we expect to see a meaningful decline in the amount of these professional fees over future periods,” said Chief Financial Officer Mark A. Blinn. “However, some related costs will be included in our financial results for 2006. We anticipate that 2007 will be more representative of our true run rate for such expenses.”
Operating income from continuing operations was $190.1 million, an increase of 18 percent. This improvement is mainly due to the factors discussed above that increased gross profit, partially offset by the increases in SG&A. Currency had a nominal effect on 2005 results. Operating margin percentage improved to 7.1 percent, an increase of 70 basis points.
Results for 2005 were impacted by a $37.1 million provision for income taxes, resulting in an effective tax rate of 45 percent compared to a 2004 effective tax rate of 61 percent. In 2005, the consolidated effective tax rate was adversely impacted by high taxes on certain foreign earnings. The company expects its 2006 effective tax rate will be lower.
Net income from continuing operations increased 78 percent to $46.2 million, or 82 cents a diluted share. Including losses of $31.9 million related to discontinued operations, net income was $11.8 million or 21 cents a diluted share. Diluted earnings per share were negatively impacted by a higher average share count of approximately 2 percent.
Discontinued operations were the General Services Group, which was sold in 2005, and the government and marine business unit, which was sold in 2004.
In addition to strategic uses of cash, including a greater than required pension contribution of $45 million and $26 million of costs related to the $1 billion refinancing, the company repaid outstanding debt and effectively reduced other financing obligations by about $78 million, excluding currency effects, as previously disclosed. As a result, the company’s net debt-to-capital ratio improved to 40.6 percent at year-end. “Our 2005 refinancing gives us considerable flexibility for employing our cash flow,” said CFO Blinn. “We will continue to review a variety of options for using that cash flow in future periods.”
2005 SEGMENT RESULTS
Flowserve Pump Division
Flowserve Pump Division (FPD) bookings were $1.58 billion, an increase of 17 percent, excluding currency benefits of approximately $3 million. Sales were $1.40 billion, an increase of 5 percent, excluding currency benefits of approximately $4 million. FPD’s gross profit was $390.6 million, an increase of 14 percent. Gross profit benefited from higher sales, price increases, improved pricing discipline, improved operating leverage and the impact of the company’s operational excellence initiatives. Gross profit margin percentage increased 220 basis points to 27.9 percent. Operating income was $144.7 million, an increase of $35.8 million, or 33 percent, excluding unfavorable currency effects of approximately $1 million. Operating margin percentage increased 200 basis points to 10.3 percent.
Flow Control Division
Flow Control Division (FCD) bookings were $936.0 million, an increase of $81.5 million, or 10 percent, excluding currency benefits of approximately $3 million. Sales from continuing operations were $894.3 million, an increase of 7 percent, excluding currency benefits of approximately $2 million. FCD’s gross profit was $284.9 million, a 13 percent increase. Gross profit benefited from higher sales volume, price increases, improved pricing discipline, improved operating leverage and reduced expense related to OSMI. Gross profit margin percentage increased 180 basis points to 31.9 percent. Operating income from continuing operations was $89.2 million, an increase of 36 percent, excluding currency benefits of less than $1 million. Operating margin increased 220 basis points to 10.0 percent.
Flow Solutions Division
Flow Solutions Division (FSD) bookings were $463.4 million, an increase of 16 percent, excluding currency benefits of approximately $4 million. Sales were $443.6 million, an increase of 12 percent, excluding currency benefits of approximately $3 million. FSD’s gross profit was $193.4 million, an increase of 14 percent. Gross profit benefited from higher sales, price increases, improved pricing discipline, improved operating leverage and the impact of the company’s operational excellence initiatives. Gross profit margin percentage increased 40 basis points to 43.6 percent. Operating income was $86.0 million, an increase of 18 percent, excluding currency benefits of less than $1 million. Operating margin increased 100 basis points to19.4 percent.
Internal Controls Update
While the company reported a significant decrease in the number of material weaknesses in its internal controls, the company expects to continue to make significant improvements in reducing or eliminating these weaknesses in 2006.
Outlook
“We have continued to make significant progress in becoming current with our SEC financial report filings and improving our internal controls and operations, while our operating businesses have continued to successfully implement key operational excellence and process improvement initiatives,” Kling said. “These successes are reflected in our improved segment results and position the company very well for the future.”

Conference Call
The company will hold a conference call on Wednesday, July 12, 2006, at 11:00 a.m. Eastern Time to discuss today’s announcement. This conference call can be accessed through the company’s website at www.flowserve.com. More information about Flowserve Corp. can also be obtained by visiting this website.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
Safe Harbor Statement: This news release includes forward-looking statements. Forward looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: delays in future reports of the Company’s management and outside auditors on the Company’s internal control over financial reporting and related certifications; continuing delays in the Company’s filing of its periodic public reports and any SEC, NYSE or debt rating agencies’ actions resulting therefrom; the possibility of adverse consequences of the pending securities litigation; the possibility of adverse consequences related to the investigations by the SEC and foreign authorities regarding our participation in the United States Oil-for-Food program; the possibility of adverse consequences of governmental tax audits of the Company’s tax returns, including the upcoming IRS audit of the company’s U.S. tax returns for the years 2002 through 2004; the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies; the Company’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; the Company’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; the Company’s relative geographical profitability and its impact on the Company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning operations of acquired companies with those of Flowserve; the Company’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in the Company’s products as compared with those of its competitors; changes in prevailing interest rates and the Company’s effective interest costs; and adverse changes in the regulatory climate and other legal obligations imposed on the Company. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
(Tables Follow)

Flowserve Corporation
Condensed Consolidated Statements of Operations

	Year Ended December 31,
(Amounts in millions, except per share data)	2005	2004
Sales	$2,695.2	$2,522.5
Cost of sales	1,833.4	1,763.9

Gross profit	861.8	758.6
Selling, general and administrative expense	671.7	597.1

Operating income	190.1	161.5
Interest expense, net	(70.7)	(78.5)
Loss on debt repayment and extinguishment	(27.7)	(2.7)
Other expense, net	(8.4)	(14.0)

Earnings before income taxes	83.3	66.3
Provision for income taxes	37.1	40.4

Income from continuing operations	46.2	25.9
Discontinued operations, net of tax	(31.9)	(4.7)
(Loss) gain from sale of discontinued operations, net of tax	(2.5)	3.0

Net earnings	$11.8	$24.2

Average shares outstanding – basic	55.5	55.1
Average shares outstanding – diluted	56.7	55.7

Net earnings per share:
Basic:
Continuing operations	$0.83	$0.47
Net earnings	0.21	0.44
Diluted:
Continuing operations	$0.82	$0.46
Net earnings	0.21	0.43

Bookings	$3,022.3	$2,657.4
Ending backlog	994.1	836.4

Flowserve Corporation
Condensed Consolidated Balance Sheets

	December 31,
(Amounts in millions, except per share data)	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$92.9	$63.8
Restricted cash	3.6	—
Accounts receivable, net	472.9	462.1
Inventories, net	361.8	388.4
Deferred taxes	114.0	81.2
Prepaid expenses and other	26.0	54.2

Total current assets	1,071.2	1,049.7
Property, plant and equipment, net	397.6	432.8
Goodwill	834.9	865.3
Deferred taxes	34.3	10.4
Other intangible assets, net	146.2	157.9
Other assets, net	91.3	117.9

Total assets	$2,575.5	$2,634.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$316.7	$316.5
Accrued liabilities	360.8	347.8
Debt due within one year	12.4	44.1
Deferred taxes	5.0	—

Total current liabilities	694.9	708.4
Long-term debt due after one year	652.8	657.7
Retirement and postretirement benefits and other liabilities	396.0	397.7
Total shareholders’ equity	831.8	870.2

Total liabilities and shareholders’ equity	$2,575.5	$2,634.0

Flowserve Corporation
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
(Amounts in millions)	2005	2004
Cash flows – Operating activities:
Net earnings	$11.8	$24.2
Adjustments to reconcile net earnings to net cash provided by operating activities:	143.2	70.4
Change in assets and liabilities, net of acquisitions:	(27.6)	172.9

Net cash flows provided by operating activities	127.4	267.5
Net cash flows used by investing activities	(39.3)	(14.1)
Net cash flows used by financing activities	(53.3)	(250.6)
Effect of exchange rate changes on cash	(5.7)	7.5

Net change in cash and cash equivalents	29.1	10.3
Cash and cash equivalents at beginning of year	63.8	53.5

Cash and cash equivalents at end of year	$92.9	$63.8

Flowserve Corporation
Supplemental Segment Data

Year Ended December 31,2005:	Flowserve	Flow	Flow		Consolidated
(amounts in thousands)	Pump	Solutions	Control	All Other	Total
Total division bookings	$1,575.7	$463.4	$936.0	$47.2	$3,022.3
Total division sales	1,398.4	443.6	894.3	(41.0)	2,695.3
Segment operating income	144.6	86.0	89.2	(129.7)	190.1

Year Ended December 31,2004:	Flowserve	Flow	Flow		Consolidated
(amounts in thousands)	Pump	Solutions	Control	All Other	Total
Total division bookings	$1,339.1	$395.0	$851.8	$71.5	$2,657.4
Total division sales	1,329.8	394.0	838.7	(40.0)	2,522.5
Segment operating income	110.1	72.6	65.3	(86.5)	161.5

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